CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 28, 2025, relating to the financial statements and financial highlights of Chestnut Street Exchange Fund, for the year ended December 31, 2024, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in Common Questions about the Proposed Reorganization, “Service Providers” in “Other Information” and “Appendix B - Financial Highlights” in the Proxy Statement/Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 4, 2025